Exhibit 99.1

Investor Contact:	Mike Phalen
Chief Financial Officer
Krispy Kreme Doughnuts, Inc.
336.733.3707

Financial Media Contact:	Robbin E. Moore
Investor Relations Director
Krispy Kreme Doughnuts, Inc.
336.726.8857

IN RESPONSE TO RECENT INDUSTRY DYNAMICS,
KRISPY KREME UPDATES BUSINESS OUTLOOK

Winston-Salem, NC (May 7, 2004) – Krispy Kreme Doughnuts, Inc. (NYSE:KKD) today announced, based on recent category dynamics, it expects fiscal 2005 diluted earnings per share from continuing operations, excluding certain charges, to be 10% lower than previously announced guidance.

Scott Livengood, Chairman, President and Chief Executive Officer commented, “For several months, there has been increasing consumer interest in low-carbohydrate diets, which has adversely impacted several flour-based food categories, including bread, cereal and pasta. This trend had little discernible effect on our business last year. However, recent market data suggests consumer interest in reduced carbohydrate consumption has heightened significantly following the beginning of the year and has accelerated in the last two to three months. This phenomenon has affected us most heavily in our off-premises sales channels, in particular sales of packaged doughnuts to grocery store customers.”

The U.S. packaged doughnut category experienced a 0.4% decrease in volume for the 12-week period ended April 18, 2004 compared to the same period a year ago according to IRI, InfoScan Reviews. In contrast, the doughnut category experienced an increase of 7.4% in volume for the 12-week period ended January 25, 2004 compared to the same period in the prior year. During the 12-week period ended April 18, 2004, IRI reports that Krispy Kreme experienced a 26.3% increase in systemwide volume in U.S. packaged doughnuts, predominantly through the addition of new accounts, while all other brands in the doughnut category combined experienced a 7.2% decrease in volume. The packaged doughnut market data is based on volume sold through domestic grocery stores and does not include volume sold through convenience stores and mass merchants.

For the first fiscal quarter ended May 2, 2004, the Company expects to report an approximately 24% increase in systemwide sales, including sales of Krispy Kreme company and franchise stores. The Company also expects to report Company Store segment sales of approximately $124 million, representing an approximately 21% increase from the prior year’s first quarter. These are preliminary sales results, and the Company plans to announce financial results for the first quarter on Tuesday, May 25, 2004.

Systemwide sales are approximately evenly split between on-premises and off-premises sales, while approximately 60% of the Company Store sales are off-premises. In the first quarter, the Company’s off-premises sales growth resulted from an increase in the number of customer doors served offset by a decrease in per-door productivity. As a result of these factors and a higher product return rate, we experienced certain operating inefficiencies and lower operating leverage relative to our existing route and delivery infrastructure. Due to these operating inefficiencies, which also impacted recently-acquired markets, we estimate that the first quarter Company Store segment margin will be below that of the fourth quarter of fiscal 2004.

Due primarily to lower than expected Company Store segment profits, the Company has revised guidance for the first quarter and now estimates diluted earnings per share from continuing operations, excluding asset impairment charges described below, will be approximately $0.23. As noted above, the Company also expects fiscal 2005 diluted EPS from continuing operations, excluding asset impairment and other charges described below, to be between $1.04 and $1.06, which is approximately 10% lower than prior guidance. Including the charges, diluted earnings per share from continuing operations are estimated to be approximately $0.16 for the first quarter and between $0.93 and $0.95 for fiscal 2005.

Livengood stated, “These new industry dynamics present challenges in estimating earnings for the remainder of the year. Our current guidance assumes a continuation of the low-carb phenomenon that is affecting the industry. Needless to say, we are disappointed that external forces have caused us to revise our first quarter and fiscal 2005 earnings guidance. We are taking aggressive and sensible measures, including implementing several operational initiatives, to address the current situation. These initiatives are designed around two themes – a relentless focus on the core business and enhanced store-level productivity and profitability.”

In order to intensify our focus on the core business and to avoid additional exposure to flour-based products in the current environment, we believe it is important that our focus be directed on our core Krispy Kreme concept and, therefore, we intend to minimize any expenditures related to both the existing Montana Mills concept and the developing concept prototype. As a result, we will divest the existing Montana Mills operation. We plan to close the majority of the existing Montana Mills locations, which are underperforming, and will pursue a sale of the remaining Montana Mills stores. This action will result in restating prior and current financial results to recast Montana Mills as discontinued operations. In conjunction with this action, we will record a non-cash, pre-tax asset impairment charge of approximately $35-$40 million in the first quarter and anticipate recording pre-tax charges of approximately $2-$4 million in subsequent quarters related to potential lease and severance obligations.

We have also analyzed our company store system with an objective of improving utilization of existing production capacity, optimizing our route structures and eliminating certain factory stores that do not fit the current prototype and business model. As a result, we have determined that there are approximately six underperforming factory stores which should be closed. These stores consist of four older retail locations in below-average retail trade areas and two commissaries.

We continue to test and refine our satellite concepts. Through this testing, we have determined that our doughnut-and-coffee shop (“DCS”) concept functions ideally in locations that accommodate drive-thrus and/or in destination locations that have substantial customer foot traffic (i.e., airports, casinos, etc.). As a result, we intend to close three underperforming DCS units that are located in strip centers and, consequently, do not benefit from drive-thru business.

We will also record additional asset impairment charges related to certain ancillary facilities that will remain in operation and for certain satellites that closed at quarter end. The result of these collective facility-related actions, excluding Montana Mills-related actions, is an estimated non-cash, pre-tax asset impairment charge in the first quarter of approximately $7-$8 million, or $0.07 per diluted share, and anticipated pre-tax charges of up to approximately $4-$5 million, or $0.04 per diluted share, in subsequent quarters related to potential lease and severance obligations.

“While we regret having to lower our guidance, for the first time as a public company, it is equally important to be mindful that our expected growth rate remains robust. We are also extremely gratified that, while not completely insulated from the low-carb phenomenon, our relevance to our customers has mitigated its impact compared to other products in the flour-based food category. We believe the actions we have announced today, along with other initiatives, will help to offset the business effects of this phenomenon in the coming months and will ultimately result in enhancing long-term value for our customers, employees and shareholders. We are indeed fortunate to be stewards of not only a brand, but an infrastructure and business model that offers such versatility. With approximately 370 factory stores and a proven worldwide platform for expansion, we are still in the early stages of our company’s development. We remain extremely excited about our significant long-term growth prospects both in the U.S. and internationally,” Livengood added.

The Company will hold a conference call today at 9:00 a.m. Eastern Time, which will be hosted by Scott Livengood, Chairman, President and Chief Executive Officer, John Tate, Chief Operating Officer and Mike Phalen, Chief Financial Officer. The call will be broadcast live over the Internet and can be accessed at www.krispykreme.com/investorrelations.html. The telephone number for the conference call is 888.889.5010 for U.S. callers and 630.395.0126 for international callers and the passcode is Krispy Kreme. A replay of the call will be available until 6:00 p.m. Eastern Time, Friday, May 14, 2004 by dialing 866.508.6486 (domestic) or 203.369.1907 (international), and entering passcode 1564.

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including the Company’s signature Hot Original Glazed. Krispy Kreme currently operates 374 factory stores in 44 U.S. states, Australia, Canada, Mexico and the United Kingdom. Krispy Kreme can be found on the World Wide Web at www.krispykreme.com.

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Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme’s operating results, performance or financial condition are its dependence on franchisees to execute its store expansion strategy, supply issues, competition and numerous other factors discussed in Krispy Kreme’s periodic reports, proxy statement and other information statements filed with the Securities and Exchange Commission.